EXHIBIT 2

                  FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

         This First Amendment to Stock Purchase Agreement (this "Amendment") is made as of the 30th day of July, 1998, by and between Black Star Masonry Products, Inc., a Maryland corporation ("Seller") and J. Clarence Jameson, III ("Purchaser").

         WHEREAS, on June 18, 1998, Seller and Purchaser entered into a Stock Purchase Agreement (the "Agreement") pursuant to which Purchaser or his assigns agreed to purchase from Seller 16,000 shares (the "Stock") of the common stock, $0.01 par value per share (the "Common Stock"), of AmericasBank Corp. (the "Company"); and

         WHEREAS, on July 2, 1998, Purchaser paid Seller $60,000 for the purchase of 6,000 shares of the Stock; and

         WHEREAS, the parties hereto desire to enter into this Amendment to amend certain provisions of the Agreement and to make certain new agreements related to or in connection with Purchaser's purchase of the Stock.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. From and after the date of this Amendment, the Agreement shall be amended as set forth herein and all other terms of the Agreement shall remain in full force and effect as set forth therein. To the extent not inconsistent with the context of the Agreement, whenever the word "Agreement" is used in the Agreement, such word shall include this Amendment.

2. Section 2 of the Agreement is hereby amended by deleting the second, third and fourth sentences of the Section and replacing such sentences with the following:

         "The initial closing date (the "Initial Closing Date") occurred on July 2, 1998. The second closing date (the "Second Closing Date") shall take place upon the approval by the Office of Thrift Supervision (the "OTS") of the sale and purchase of the 10,000 shares of Stock not purchased at the Initial Closing Date (the "Remaining Stock"). The third closing date (the "Third Closing Date") shall take place contemporaneous with the filing by the Company of a registration statement with the Securities and Exchange Commission for a second public offering (the "Second Offering") of the Common Stock."

3. Section 3 of the Agreement is hereby amended by deleting the section in its entirety and replacing such section with the following:

         "3. Transfer of Stock; Payment of Purchase Price; Deliveries at Closing Dates.


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         (a) At the Initial Closing Date, Purchaser, through his individual retirement account (the "IRA"), paid Seller $60,000 and Seller sold to the IRA 6,000 shares of the Stock. The $60,000 was paid by the IRA, at the direction of Seller, directly to First National Bank of Maryland ("First National") to retire a loan to First National due by Seller (the "Loan"), which Loan was secured by the Stock. Seller represents and warrants to Purchaser that upon the IRA's payment of the $60,000 to First National, all right, title and interest in and to the 6,000 shares of Stock are owned by the IRA and Seller has no further rights to such 6,000 shares of Stock, and that Seller sold the 6,000 shares of Stock free and clear of any judgment, lien, charge or encumbrance against such Stock.

         (b) Seller shall cause its certificate representing the Stock to be delivered to Pezzulla and Pezzulla, LLC, the attorney for Purchaser. The certificate shall be endorsed in blank or accompanied by a stock power executed in blank. Seller authorizes Purchaser's attorney to request the Company to issue a new certificate to Purchaser for the 6,000 shares of Stock purchased at the Initial Closing Date, and a new certificate issued in the name of Seller for the Remaining Stock. On the Second Closing Date, Seller shall deliver its certificate for the Remaining Stock to Purchaser endorsed in blank or accompanied by a stock power executed in blank.

         (c) On the Second Closing Date, Purchaser shall pay Seller $100,000 for the Remaining Stock. Seller represents, warrants and covenants to Purchaser that upon Purchaser's payment of the $100,000, all right, title and interest in and to the Remaining Stock shall be owned by Purchaser and Seller shall have no further rights to such Remaining Stock and that Seller shall sell the Remaining Stock free and clear of any judgment, lien, charge or encumbrance against such Stock.

         (d) The parties expressly understand and agree that subsequent to the Initial Closing Date, any dividends or other distributions made by the Company with respect to the Common Stock, including, but not limited to, the warrant dividend declared by the Board of Directors of the Company on July 23, 1998 which is to be paid on September 2, 1998 to the owners of record of the Common Stock on September 1, 1998, shall, subject to Purchaser's satisfaction of his payment obligations on the Second Closing Date, belong to Purchaser, and Seller shall have no right or interest in any such dividends or distributions. In the event any dividends or distributions are made by the Company after the Initial Closing Date but prior to the Second Closing Date, on the Second Closing Date, the Seller shall deliver such dividends or distributions to Purchaser, free and clear of any judgment, lien, charge or encumbrance against such dividends or distributions.

         (e) Pending the Second Closing Date, all rights to the Remaining Stock, including voting rights, shall remain with the Seller, subject to paragraph (d) above.

         (f) On the Second Closing Date, the Company will cause George E. Rayme, Jr. and Michael W. Mekalian, who directly or indirectly own and/or control Seller and who are directors of the Company, to deliver to the Company their resignations as directors of the Company. Purchaser's obligation to pay Seller the amount set forth in (c) above on the Second Closing Date is contingent upon the Company's receipt of such resignations.


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         (g) On the Third Closing Date, Purchaser shall pay Seller, as additional consideration, the amount of money obtained by multiplying 16,000 by the difference between $10.00 and the offering price of the Common Stock in the Second Offering. For illustration purposes only, should the offering price of the Common Stock in the Second Offering be $12.00 per share, then, in such event, Purchaser shall pay Seller an additional $32,000 (16,000 x ($12.00 - $10.00)). However, the amount due Seller on the Third Closing Date shall be reduced by the amount paid by Purchaser and/or the IRA to First National for interest incurred but not paid by Seller on the Loan. For accounting and other record keeping purposes, the Purchaser and Seller shall allocate the amount paid on the Third Closing Date amongst all of the shares of Stock on a pro-rata basis.

         (h) All references in the Agreement relating to the establishment of an escrow for the Stock and/or any arrangements or understandings entered into by the parties hereto with respect to the escrow of the Stock, shall be deemed void and of no further force or effect."

4. All references in Sections 5 and 6 of the Agreement to "Initial Closing Date" shall be read to include the words "and the Second Closing Date" immediately after the words "Initial Closing Date."

5. Section 15 of the Agreement is deleted in its entirety.

         IN WITNESS WHEREOF, the parties have executed this Amendment under seal, with the intent of making this a sealed instrument, as of the date and year first above written.


Witness/Attest:                            BLACK STAR MASONRY PRODUCTS,
                                           INC.


                                           By: /s/ George E. Rayme,
_____________________________                 _______________________________
                                              George E. Rayme, Jr., President



                                            /s/ J. CLARENCE JAMESON, III
_____________________________              __________________________________
                                           J. CLARENCE JAMESON, III



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